Exhibit 10.1

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of July 20, 2021, is made by and among XPDI Sponsor LLC, a Delaware limited liability company (“Sponsor”), the other holders of Acquiror Class B Common Stock set forth under the heading “Other Class B Holders” on the signature pages to this Agreement (the “Other Class B Holders,” and together with Sponsor, collectively, the “Class B Holders”), Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“Acquiror”), and Core Scientific Holding Co., a Delaware corporation (the “Company”). Sponsor, the Other Class B Holders, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, XPDI Merger Sub 1 Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror, XPDI Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (1) the Class B Holders will agree to vote in favor of approval of the Merger Agreement and the Transactions (including the Mergers), (2) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents or any other anti-dilution or similar protection with respect to such Class B Holder’s shares of Acquiror Class B Common Stock (whether resulting from the transaction contemplated by the Subscription Agreements or otherwise), (3) the Class B Holders agree to be bound by certain transfer restrictions with respect to its shares of Acquiror Common Stock prior to the Closing and (4) the Class B Holders will agree to subject the SPAC Vesting Shares to the vesting provisions set forth in Section 2 below; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Merger Agreement. Each Class B Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each Class B Holder shall be bound by and comply with Section 8.05(b) (Confidentiality; Publicity), Section 11.16 (Acknowledgements) and Section 11.17 (Waiver; Privilege) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Class B Holder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Acquiror” contained in such provisions also referred to each such Class B Holder.

2. Agreement to Vote.

(a) Each Class B Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to vote at any meeting of the stockholders of Acquiror or in any other circumstance in which the vote or consent of the stockholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities (as defined below) to be counted as present thereat for purposes of establishing a quorum) all of such Class B Holder’s Acquiror Class B Common Stock (together with any other Equity Securities of Acquiror that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”):

(i) in favor of the Acquiror Stockholder Matters,

(ii) against any Alternate Business Combination (other than the Merger Agreement and the Transactions);

(iii) against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled.

(b) Each Class B Holder hereby unconditionally and irrevocably agrees, from the date hereof until the Expiration Time, not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions.

(c) The obligations of Class B Holders specified in this Section 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by Acquiror’s board of directors (the “Acquiror Board”) or the Acquiror Board has affected a Change in Recommendation.

(d) Each Class B Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(e) Each of Acquiror and the Class B Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Registration and Stockholder Rights Agreement, dated as of February 9, 2021 (the “Rights Agreement”) effective as of the Effective Time, without any further liability or obligation to Acquiror. The termination of the Rights Agreement shall terminate the rights of the parties thereto to enforce any provisions of such agreement that expressly survive the termination of the Rights Agreement. Each Class B Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Class B Holder may have under the Rights Agreement.

3. Vesting.

(a) The Class B Holders and the Company agree that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and Acquiror Common Stock issuable upon conversion of Acquiror Class B Common Stock in connection with the Closing held by the Class B Holders as of immediately prior to the Closing (the “SPAC Shares”) shall be unvested and shall become subject to the vesting and forfeiture provisions set forth in this Section 3 following the Closing (pro rata based on each Class B Holder’s relative ownership of SPAC Shares).

(b) 6,900,000 SPAC Shares, which represent 80% of the outstanding SPAC Shares, shall vest (and shall not be subject to forfeiture) at the Closing.

(c) 1,725,000 SPAC Shares, which represent 20% of the outstanding SPAC Shares (the “SPAC Vesting Shares”), shall vest (and shall not be subject to forfeiture) upon the date on which the Acquiror Common Stock’s volume weighted average price on the NASDAQ as reported by Bloomberg is greater than $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Period. Any SPAC Vesting Shares that have not vested, pursuant to this Section 3(c) or Section 3(d), by the end of the Vesting Period shall be deemed to be transferred by the forfeiting holder to the Acquiror without any consideration and shall be cancelled by the Acquiror and cease to exist.

(d) In the event that a Company Sale is consummated during the Vesting Period that will result in the holders of Acquiror Common Stock receiving a Company Sale Price equal to or in excess of $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then immediately prior to the consummation of such Company Sale, to the extent it has not already occurred, the vesting condition set forth in Section 3(c) above shall be deemed to have occurred (and such unvested SPAC Vesting Shares shall become vested) and the holders of such SPAC Vesting Shares shall be eligible to participate in such Company Sale in the same manner as other holders of shares of Acquiror Common Stock. Notwithstanding anything to the contrary herein, in the event of any merger, sale, consolidation, business combination, recapitalization, capital stock exchange, tender offer, reorganization or other similar business transaction that does not constitute a Company Sale, any unvested SPAC Vesting Shares shall not be forfeited, shall remain outstanding, and shall remain subject to vesting as set forth in Section 3(c).

(e) Each holder of SPAC Vesting Shares shall be responsible for making an election in accordance with Section 83(b) of the Code in respect of its SPAC Vesting Shares. IT IS THE SOLE RESPONSIBILITY OF EACH SUCH HOLDER OF SPAC VESTING SHARES, AND NOT OF THE ACQUIROR OR SPONSOR (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES), TO MAKE AN ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF SUCH HOLDER REQUESTS THAT THE ACQUIROR OR SPONSOR (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ASSIST IN MAKING SUCH ELECTION. EACH SUCH HOLDER THAT MAKES AN ELECTION UNDER SECTION 83(B) OF THE CODE WITH RESPECT TO SUCH SPAC VESTING SHARES SHALL PROVIDE A COPY OF SUCH ELECTION TO THE ACQUIROR ON OR BEFORE THE DUE DATE FOR MAKING SUCH ELECTION.

(f) For purposes of this Section 3:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the Equity Securities of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction or series of related transactions beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction or series of related transactions.

(ii) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale as determined by the value ascribed to such Acquiror Common Stock in the definitive agreement relating to such Company Sale. If and to the extent the price paid per share in the Company Sale includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration that is payable to the holders of Acquiror Common Stock in such Company Sale (together, “Contingent Consideration”), the Acquiror Board shall determine the fair market value of any such Contingent Consideration as of the Closing Date in good faith. If and to the extent the consideration payable to the holders of Acquiror Common Stock in such Company Sale includes consideration other than cash and the value of such consideration is not specified in or determined by the definitive agreement relating to such Company Sale, the price for such non-cash consideration shall be determined by the Acquiror Board in good faith.

(iii) “Vesting Period” means the period beginning on the Closing Date and ending five (5) years following the Closing Date.

4. Waiver of Anti-dilution Protection and Conversion.

(a) Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the Acquiror Class B Common Stock held by him, her or it converts into Acquiror Class A Common Stock pursuant to Section 8 of Acquiror’s Certificate of Incorporation or any other adjustments or anti-dilution protections with respect to such Acquiror Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise).

(b) Each Class B Holder hereby acknowledges and agrees that, immediately prior to the Effective Time, and subject to Section 4(a), each share of Acquiror Class B Common Stock that is issued and outstanding as of such time shall automatically convert into one share of Acquiror Class A Common Stock, and each Class B Holder jointly and severally agree that as a result of such conversion, the 8,625,000 outstanding shares of Acquiror Class B Common Stock shall collectively convert into 8,625,000 shares of Acquiror Class A Common Stock (subject to the vesting provisions set forth in Section 3 and ordinary equitable adjustments on account of any stock splits, stock dividends, reorganizations, recapitalizations and the like).

(c) Each Class B Holder waives any and all rights to convert any working capital loans made by such Class B Holder or any of its Affiliates into Acquiror Warrants or any other securities that may be issuable upon conversion of such Working Capital Loans.

5. Transfer of Shares. Each Class B Holder hereby agrees that prior to the Expiration Time, such Class B Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Class B Holder’s Subject Acquiror Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Class B Holder’s Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Class B Holder’s Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Class B Holder’s Subject Acquiror Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Class B Holder’s Subject Acquiror Equity Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Class Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Class B Holder’s employees, officers or directors, any affiliates or family members of any of such Class B Holder or any affiliates of such Class B Holder; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (vi) by pro rata distributions from Sponsor to its members, partners or shareholders pursuant to Sponsor’s organizational documents; and (vii) by virtue of the laws of Delaware or Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

6. Representations and Warranties. Each Class B Holder represents and warrants (severally and not jointly) to Acquiror and the Company, solely with respect to such Class B Holder, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder and (h) such Person is the record and beneficial owner of all of his, her or its Subject Acquiror Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Class B Holder Agreement, (v) that certain letter regarding the Securities Subscription Agreement, dated as of December 31, 2020, by and between Sponsor and Acquiror, (vi) that certain Registration and Stockholder Rights Agreement, dated as of February 9, 2021, among Acquiror, the Sponsor and the other parties thereto or (vii) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 3, 4 and 11 (solely to the extent related to Sections 3 and 4) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9, or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (y) “Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (x) “Acquiror Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Acquiror) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Further Assurances. Each Class B Holder shall execute and deliver, or cause to be delivered, such additional documents, including the Registration Rights Agreement, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions and the other Transaction Agreements), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Class B Holder makes any agreement or understanding herein in any capacity (including, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Acquiror Party) other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of Sponsor in such holder’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

XPDI Sponsor LLC

By:	/s/ Patrick C. Eilers
	Name:	Patrick C. Eilers
	Title:	Co-Chief Executive Officer

Power & Digital Infrastructure Acquisition Corp.

By:	/s/ Patrick C. Eilers
	Name:	Patrick C. Eilers
	Title:	Chief Executive Officer

Core Scientific Holding Co.

By:	/s/ Todd DuChene
	Name:	Todd DuChene
	Title:	General Counsel and Secretary

OTHER CLASS B HOLDERS:

/s/ Paul Dabbar
Paul Dabbar

/s/ Paul Gaynor
Paul Gaynor

/s/ Colleen Sullivan
Colleen Sullivan

/s/ Scott Widham
Scott Widham

9